January 7, 2016

Edward G. Sloane, Jr.
29 Silos at Painter's Crossing
Williamstown, WV 26187

Dear Ed,

We are pleased to confirm our offer of employment with First Business Financial Services, Inc. The terms noted in this letter supersede any we have discussed previously. If the conditions set out below are acceptable to you, please sign this letter and return it by January 12, 2016.

Starting Date:	January 19, 2016

Title:	Chief Financial Officer

Supervisor:	Corey Chambas, President & CEO

Starting Salary:	$250,000/year

Equity Program:
You will receive an equity grant of $62,500 of restricted stock of First Business Financial Services, Inc., issued at the next scheduled quarterly issue date following the relocation of your residence to Wisconsin. The stock will vest over four years in equal installments; 25% on each subsequent anniversary date. The restricted stock agreement contains non-solicitation of client and protection of leadership pool provisions.

As an executive officer, you will be eligible for annual equity grants, with a total value of 25% of your base compensation. The company and the executive must be performing at an acceptable level for grants to be made.

Annual Incentive

Bonus Program:
You will be eligible for the board approved Annual Incentive Bonus Program. Your bonus will be calculated as a percentage of base compensation (pro-rated in 2016 based on your hire date) and ranges from 0% - 75%, with a targeted payout of 35%. Payment is based on company and individual performance.

Edward G. Sloane, Jr.

January 7, 2016

Relocation Package:	You will receive a relocation package valued at approximately $50,000. A memo is attached detailing relocation considerations.

Vacation:	Five weeks (25 days) per year.

Sick Time:	Accrues at % day per month. Sick time can be accumulated to a maximum of 66 days.

401(k) Plan:
First Business provides a 401(k) plan that allows employees to save for a secure retirement. This program allows participants to make pre-tax contributions to their 401(k) retirement savings account starting the first of the month following 30 days of employment. After six months of employment, First Business will match employee deferrals dollar for dollar up to 3%. An after-tax Roth provision is also provided through this plan. An additional annual discretionary employer contribution is made to eligible participants after one year of employment. The amount is based on the company's performance and is targeted at 4%.

Disability Insurance:	Group short-term and long-term disability insurance will be provided.

Life Insurance:	Two times base salary.

You will also be eligible to participate in the employee benefit programs available to employees as provided for in the employee handbook.

As you know, employment is at will and subject to the terms and conditions outlined in our employee handbook and employment policies as amended from time to time. This letter is not an employment contract. This offer is subject to satisfactory results of a criminal background check, reference checking, a controlled substance test, and a credit check.

This offer is subject to First Business Financial Services, Inc. board approval.

Ed, we look forward to working with you and know you will be a valuable asset to our team. Please indicate your acceptance of the terms of this offer by signing below and returning an original copy.

Sincerely,
/s/ Corey Chambas
Corey Chambas
President & Chief Executive Officer
Acknowledged and agreed to by:        /s/ Edward G. Sloane, Jr. 1/9/16
Edward G. Sloane, Jr.      Date